UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2015

Essex Rental Corp.
(Exact name of registrant as specified in charter)

Delaware	000-52459	20-5415048
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1110 Lake Cook Road, Suite 220, Buffalo Grove, Illinois	60089
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 847-215-6500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 1, 2015, the Board of Directors of Essex Rental Corp. ("Essex" or the "Company") appointed Marc Dowdell to serve as the Company's Chief Operating Officer ("COO"). Mr. Dowdell, 45, brings approximately 20 years of experience including executive, marketing and operational leadership to his role as Essex's new COO. Prior to joining the Company, Mr. Dowdell served as President for LiuGong North America, a wholly owned subsidiary of Guangxi LiuGong, a global manufacturer of earth moving and lifting equipment. Prior to LiuGong, he served as Vice President of Dean Machinery, a Caterpillar dealer, and was also a partner and franchise owner of a Volvo Rents Construction Equipment store.

Under an offer of employment, Mr. Dowdell will receive an annual salary of $275,000 and will be eligible for an annual incentive bonus as outlined in the Company's 2014 Compensation Plan. Mr. Dowdell's 2015 incentive bonus will be pro-rated for days of service during the 2015 fiscal year with a guaranteed minimum of $32,000 so long as Mr. Dowdell remains employed at the time of the bonus payment. There is no incentive bonus guarantee for years beyond 2015. Mr. Dowdell is also entitled to participate in the 2011 Long-Term Incentive Plan of the Company and will be eligible to receive options and restricted stock bonuses pursuant thereto. The offer of employment also provides for the immediate grant of 67,500 shares of restricted stock that will vest one-third annually over a three-year period from the date of grant and 100,000 options to purchase shares of the Company's common stock. The options have a contractual life of 10 years from the date of grant and also vest one-third annually over a three-year period from the date of grant.

Item 8.01. Other Events

On June 3, 2015, the Company issued a press release announcing the appointment of Mr. Dowdell as Chief Operating Officer. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

Exhibit No.	Description
99.1	Press release, dated June 3, 2015

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ESSEX RENTAL CORP.

Date: June 3, 2015	By:	/s/ Kory M. Glen
Name: Kory M. Glen
Title: Chief Financial Officer